[GRAPHIC OMITTED][GRAPHIC OMITTED]

John W. Hlywak, Jr. (Investors)              Jay Higham (Media/Physicians)
 Senior Vice President & CFO                  President & COO
 IntegraMed America, Inc.                     IntegraMed America, Inc.
 (914) 251-4143                               (914) 251-4127
 email:  jhlywak@integramed.com               email:  jhigham@integramed.com
         ----------------------                       ----------------------
 Web Address: http://www.integramed.com
              -------------------------


          INTEGRAMED AMERICA REPORTS FOURTH QUARTER AND ANNUAL RESULTS


Purchase, NY, February 16, 2005 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the fourth quarter and year ended December 31, 2004.


Reported Results


Revenues for the fourth quarter of 2004 were approximately $28.1 million, compared to $23.2 million for the same period in 2003. The contribution to earnings from operations was approximately $3.4 million in the fourth quarter of 2004, compared to $2.5 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 was $339,000, or $0.09 per diluted share, compared to net income of $266,000, or $0.07 per diluted share for the fourth quarter of 2003.

Revenues for the full year of 2004 were approximately $107.7 million, a 14.9% increase from the $93.7 million in the comparable period in 2003. For the full year of 2004, the contribution to earnings from operations was approximately $11.8 million, compared to $10.5 million for the full year of 2003. Net income for 2004, was $1.2 million, or $0.32 per diluted share, compared to net income for 2003 of $1.0 million, or $0.29 per diluted share.


Management Discussion


"IntegraMed is the only national provider of comprehensive services to physicians and patients in the fertility field," said Gerardo Canet, Chairman & CEO of IntegraMed America, Inc. "We occupy a strong position of being a sole source provider of support services for both patients and physicians who are engaged in treating human infertility. For patients, that means help with gaining access to highly specialized fertility treatment and easing their path through this emotional experience. For physicians, that means help with gaining access to the resources required to offer state of the art, sophisticated fertility care to this population of people in need."

"In the provider segment of our business," continued Mr. Canet, "we provide turnkey business solutions for a modern fertility center. We believe we employ a talented staff, own more facilities, have more invested capital and purchase more supplies than any other single organization in the field. As a result, we believe we can offer physicians significant efficiencies and the ability to offer the most sophisticated services to their patients."

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Our service offerings have been embraced by centers nationwide. Currently, our provider network:

o Is comprised of 142 physicians and scientists in 77 locations in 25 of the top 50 markets for fertility services in the United States.

o Has market share as high as 60% in some of the markets where we are located.

o Has a consolidated 32% market share in the markets where we are located.

o Accounts for 20% of total US IVF volume.

"During the year, the provider segment of our business continued to grow, generating same center revenue increases of 11.5% and total growth of 15.7%. We were also successful in contracting new FertilityPartners with previously announced deals in Seattle, WA in January 2004 and in Los Angeles, CA in January of this year," added Mr. Canet.

"In the consumer segment of our business, we continue to educate patients through a variety of methods including our newsletter, process transactions on our web site and contract with high quality provider groups," added Mr. Canet. "As a result, we are able to offer patients access to some of the best providers in most of the largest markets across the country. We believe this focus has helped IntegraMed become a national consumer brand in the fertility field today."

 "IntegraMed Pharmaceutical Services contributed $15.7 million in revenues in 2004 and IntegraMed FertilityDirect delivered $5.8 million in revenues. These two revenue streams, which did not exist a few years ago, now represent 20% of our business."

Commenting on the Company's strategy for growth, Mr. Canet said, "We have laid the groundwork for our near-term future. Our goals are to add new centers to the network, grow our pharmaceutical revenues and sell greater numbers of Shared Risk Refund packages to patients who do not have insurance."

IntegraMed America, based in Purchase, NY, is focused on the $2.5 billion infertility industry, and offers products and services to patients and providers. Specifically, the Company provides Business Services to a network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients and operates www.integramed.com, an award-winning infertility Web site.

Gerardo Canet, chairman and chief executive officer, Jay Higham, president and chief operating officer and John Hlywak, Jr., senior vice president and chief financial officer, will host an investment-community conference call beginning Thursday, February 17, 2005 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

To participate in the live call via telephone, please call (800) 374.0146 (domestic) or (706) 634.1307 (international). A telephone replay will be available through 12:00 p.m. Eastern Time, February 24 by dialing (800) 642.1687 (domestic) or (706) 645.9291 (international) and entering reservation number 3992461.

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Individuals interested in listening to the conference call via the Internet may do so by visiting the Company's web site at www.integramed.com. A replay will be available on the web site for 14 days. For further information regarding IntegraMed, this press release or the conference call, please go to IntegraMed's homepage at www.integramed.com and to IntegraMed's Investor Relations website page at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=INMD&script=400.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of February 16, 2005 and IntegraMed undertakes no duty to update this information.



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                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)


                                                         For the three-months     For the year ended
                                                          ended December 31,      ended December 31,
                                                         --------------------     -------------------
                                                          2004         2003          2004        2003
                                                         ------      --------     --------     -------
                                                              (unaudited)             (unaudited)

Revenues, net

     Fertility Partners .............................   $  22,471    $  18,875    $  86,079    $  74,408
     Pharmaceutical sales ...........................       3,967        3,455       15,738       16,301
     Fertility Direct ...............................       1,712          892        5,836        2,981
                                                        ---------    ---------    ---------    ---------
     Total revenues .................................      28,150       23,222      107,653       93,690
                                                        ---------    ---------    ---------    ---------


Costs of services and sales

     Fertility Partners .............................      19,722       16,764       76,705       65,479
     Pharmaceutical costs ...........................       3,857        3,330       15,188       15,830
     Fertility Direct ...............................       1,142          591        3,952        1,924
                                                        ---------    ---------    ---------    ---------
     Total costs of services and sales ..............      24,721       20,685       95,845       83,233
                                                        ---------    ---------    ---------    ---------

Contribution

     Fertility Partners .............................       2,749        2,111        9,374        8,929
     Pharmaceutical .................................         110          125          550          471
     Fertility Direct ...............................         570          301        1,884        1,057
                                                        ---------    ---------    ---------    ---------
     Total contribution .............................       3,429        2,537       11,808       10,457
                                                        ---------    ---------    ---------    ---------

General and administrative expenses .................       2,861        2,093        9,789        8,761
Interest income .....................................         (74)         (48)        (259)        (125)
Interest expense ....................................          66           55          295          109
                                                        ---------    ---------    ---------    ---------
     Total other expenses ...........................       2,853        2,100        9,825        8,745
                                                        ---------    ---------    ---------    ---------

Income before income taxes ..........................         576          437        1,983        1,712
Income tax provision ................................         237          171          797          668
                                                        ---------    ---------    ---------    ---------
Net income ..........................................   $     339    $     266    $   1,186    $   1,044
                                                        =========    =========    =========    =========


Basic and diluted earnings per share of Common Stock:

     Basic earnings per share .......................   $    0.10    $    0.08    $    0.33    $    0.31
     Diluted earnings per share .....................   $    0.09    $    0.07    $    0.32    $    0.29

Weighted average shares - basic .....................       3,547        3,455        3,554        3,413
Weighted average shares - diluted ...................       3,717        3,672        3,716        3,586

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


                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                            December
                                                                       -------------------
                                                                        2004        2003
                                                                       -------     -------

                                     ASSETS
Current assets:

   Cash and cash equivalents ......................................   $ 11,300    $  6,885
   Due from Medical Practices, net ................................      8,130       8,918
   Pharmaceutical sales accounts receivable, net ..................      1,259       1,484
   Deferred taxes .................................................      1,950         948
   Prepaids and other current assets ..............................      2,043       3,264
                                                                      --------    --------
       Total current assets .......................................     24,682      21,499

Fixed assets, net .................................................     14,868      10,218
Exclusive Service Rights, net .....................................     20,519      20,504
Deferred taxes ....................................................      1,366       2,795
Other assets ......................................................        410         278
                                                                      --------    --------
       Total assets ...............................................   $ 61,845    $ 55,294
                                                                      ========    ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

   Accounts payable ...............................................   $    519    $    167
   Accrued liabilities ............................................      7,450       5,274
   Current portion of long-term notes payable and other obligations      2,218       3,272
   Patient deposits ...............................................     14,193       9,492
                                                                      --------    --------
       Total current liabilities ..................................     24,380      18,205
                                                                      --------    --------

Long-term notes payable and other obligations .....................      3,022       4,239
                                                                      --------    --------

Commitments and Contingencies

Shareholders' equity:

   Common Stock ...................................................         36          35
   Capital in excess of par .......................................     48,467      48,172
   Deferred compensation ..........................................       (293)       (315)
   Treasury Stock .................................................       (337)       (426)
   Accumulated deficit ............................................    (13,430)    (14,616)
                                                                      --------    --------
       Total shareholders' equity .................................     34,443      32,850
                                                                      --------    --------
       Total liabilities and shareholders' equity .................   $ 61,845    $ 55,294
                                                                      ========    ========




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